Name of Registrant:
Templeton Global Opportunities Trust

File No. 811-05914

Exhibit Item No. 77C Matter Submitted to a Vote of Security Holders

The Board of Trustees of Templeton Global Opportunities Trust
(the "Trust"), on behalf of Global Opportunities Fund (the "Fund"), a series of the Trust, called a Special Meeting of Shareholders of the Fund (the "Meeting"), and was held at the offices of Franklin Templeton Investments, One Franklin Parkway, San Mateo,
California 94403-1906 on October 30, 2017 at 10:00 a.m., Pacific time.

During the Meeting, shareholders of the Fund voted on the following Proposals:

1.	To elect a Board of Trustees of the Trust.
2.	To approve the use of a "manager of managers" structure whereby the Fund's
investment manager would be able to hire and replace subadvisers without shareholder approval.
3.	To approve an amended fundamental investment restriction
regarding investments in commodities.

The results of the voting at the Special Shareholder Meeting are as follows:

Proposal 1.  The election of Board of Trustees for the Trust:



For	% Voted For	% For of Outstanding Shares
Withhold	% Voted Withhold	% Withhold of Outstanding
Shares
Harris J. Ashton	9,014,920	91.63%	44.54%	823,877	8.37%	4.07%
Ann Torre Bates		9,016,069	91.64%	44.55%	823,728	8.36%	4.07%
Mary C. Choksi		9,014,452	91.62%	44.54%	824,346	8.38%	4.07%
Edith E. Holiday	9,012,998	91.61%	44.53%	825,799	8.39%	4.08%
Gregory E. Johnson	9,015,806	91.63%	44.55%	822,991	8.36%	4.07%
Rupert H. Johnson, Jr.	9,014,399	91.62%	44.54%	824,398	8.38%	4.07%
J. Michael Luttig	9,012,456	91.60%	44.53%	826,341	8.40%	4.08%
David W. Niemiec	9,013,382	91.61%	44.53%	825,415	8.39%	4.08%
Larry D. Thompson	9,013,525	91.61%	44.54%	825,272	8.39%	4.08%
Constantine D.
Tsretopoulos		9,016,352	91.64%	44.55%	822,445	8.36%	4.06%
Robert E. Wade		9,014,920	91.63%	44.54%	823,877	8.37%	4.07%


Proposal 2. To approve the use of a "manager of managers" structure.



For	% Voted For	% For of Outstanding Shares
Against	% Voted Against	Abstain	% Voted Abstain	Broker Non-Vote	%
Broker Non-Vote	Passed (Y or N)
6,218,767	63.21%	30.73%	520,904	5.29%	673,995	6.85%	2,425,133
24.65%	N

Proposal 3. To approve an amended fundamental investment restriction regarding investments in commodities.



For	% Voted For	% For of Outstanding Shares
Against	% Voted Against	Abstain	% Voted Abstain	Broker Non-Vote	%
Broker Non-Vote	Passed (Y or N)
6,166,936	62.68%	30.47%	476,774	4.85%	769,954	7.83%	2,425,133
24.65%	N